UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)          May 28, 2008

FPIC Insurance Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Florida
(State or Other Jurisdiction of Incorporation)

1-11983	59-3359111
(Commission file number)	(IRS Employer Identification No.)

225 Water Street, Suite 1400 Jacksonville, Florida 32202 (Address of Principal Executive Offices)

(904) 354-2482 (Registrant’s Telephone Number, Including Area Code)

www.fpic.com

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On May 23, 2008, FPIC Insurance Group, Inc. (the “Company”) entered into three separate interest rate swaps with SunTrust Bank pursuant to a 1992 ISDA Master Agreement, as supplemented by schedules and confirmations related thereto.  The swap transactions contain customary representations and warranties and covenants.

The Company entered into the interest rate swaps transaction to mitigate the Company’s floating rate interest risk on the $35 million aggregate principal amount of the three series of its outstanding trust-preferred subordinated debentures, each due 2033.  The interest rate swaps with respect to two series of debentures, with an aggregate principal amount of $20 million, became or will become effective upon the expiration of the Company’s current interest rate hedges on May 23, 2008 and October 29, 2008, respectively.  The swap with respect to the third series of debentures, with an aggregate principal amount of $15 million, will become effective on August 15, 2008; the current interest rate hedge with respect to this series expired on May 15, 2008.  Each of the swaps has a termination date five years from its respective effective date.

The Company is required during the term of each of the swaps to make certain fixed rate payments to the counterparty calculated on the principal amount of each of the three series of trust-preferred subordinated debentures in exchange for receiving floating payments based on the three-month LIBOR rate for the same amount.  The interest rate swaps, during their terms, in effect fix the annual interest rate payable on the Company’s trust-preferred indebtedness at 8.135% for $15 million of the indebtedness, 8.14% for $5 million of the indebtedness and 7.9725% for $15 million of the indebtedness.  The Company may enter into additional swap transactions in the future from time to time.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

May 28, 2008
FPIC Insurance Group, Inc.

	By:	/s/ John R. Byers
John R. Byers President and Chief Executive Officer